 EXHIBIT 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main: 212.407.4000 Fax: 212.407.4990

July 22, 2015

General Employment Enterprises, Inc. 184 Shuman Blvd., Suite 420 Naperville, IL 60563

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for General Employment Enterprises, Inc., an Illinois corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 12,880,000 shares of the Company's common stock, no par value per share (the "Common Stock"), including shares of Common Stock in connection with the over-allotment option (the "Shares"), pursuant to the registration statement on Form S-3, as amended (Registration No. 333-204080), as filed with the Securities and Exchange Commission (the "Commission") under the Act on May 15, 2015 and as declared effective by the SEC on June 8, 2015 (the "Registration Statement"), and the related prospectus supplement dated July 22, 2015 in the form to be filed with the Commission pursuant to Rule 424(b) under the Act (the "Prospectus Supplement").

The Shares are to be sold pursuant to an Underwriting Agreement, dated as of July 22, 2015 (the "Underwriting Agreement"), by and among the Company and Roth Capital Partners, LLC, as representative of several underwriters listed on Schedule I to the Underwriting Agreement, which has been filed as an exhibit to the Company's Current Report on Form 8-K filed on July 22, 2015.

In connection with this opinion, we have examined and relied upon the Registration Statement and related base prospectus included therein, the Prospectus Supplement, the Company's minutes and/or written consents of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Members of our firm are admitted to the bar in the State of Illinois, and we do not express any opinion as to the laws of any jurisdiction, other than the federal laws of the United States of America and the laws of the State of Illinois.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and the related Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

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